LightPath Technologies, Inc. 8-K

Exhibit 10.1

THIS PROMISSORY NOTE IS MADE AND ISSUED PURSUANT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT. THE MAKER MAY, IN THE MANNER AUTHORIZED IN THE STOCK PURCHASE AGREEMENT, OFFSET AGAINST PAYMENTS DUE HEREUNDER ANY AMOUNTS DUE BY THE PAYEE TO THE MAKER ARISING UNDER THE STOCK PURCHASE AGREEMENT. ANY SUCH AMOUNTS CLAIMED BY MAKER WHICH ARE OFFSET AGAINST THIS PROMISSORY NOTE SHALL REDUCE THE PRINCIPAL BALANCE OF THIS PROMISSORY NOTE.

UNSECURED PROMISSORY NOTE

U.S. $6,000,000.00	December 21, 2016
Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, LightPath Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Joseph Menaker, an individual, and Mark Lifshotz, an individual (collectively, “Payee”), at __________________ or at such other place as Payee may designate, the principal sum of Six Million Dollars ($6,000,000.00), with interest thereon as provided in this Unsecured Promissory Note (“Note”).

1.

This Note is being executed in connection with the closing of a Stock Purchase Agreement dated as of August 3, 2016 by and between Maker, ISP Optics Corporation, a New York corporation (“ISP”) and all of the shareholders of ISP, including Payee (the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As is further set forth in the Purchase Agreement, this Note shall be delivered on the Closing Date, and the principal amount of the Note may be adjusted in accordance with the Purchase Agreement.

2.

During the period commencing on the date hereof and continuing until the fifteen month anniversary of the Closing Date (the “Initial Period”), interest shall accrue on only that amount of the principal amount of this Note in excess of Two Million Seven Hundred Thousand Dollars ($2,700,000) at an interest rate equal to ten percent (10%) per annum. After the Initial Period, interest shall accrue on the entire unpaid principal amount of this Note from time to time outstanding, at an interest rate equal to ten percent (10%) per annum. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the rate equal to twelve percent (12%) per annum from the date of such non-payment until such amount is paid in full. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

3.

Interest shall be payable to Payee semi-annually in arrears on each June 30 and December 31 that this Note is outstanding, commencing on the first such date to occur after the Closing Date (each an “Interest Payment Date”). If any such Interest Payment Date is not a Business Day, then such payment shall be due on the next succeeding Business Day. Any unpaid interest and principal, together with any other amounts payable hereunder, shall be due and payable on the fifth anniversary of the date of this Note. All payments under this Note shall first be applied to any accrued and unpaid interest and thereafter to the unpaid principal amount hereof.

4.

It shall be an “Event of Default” under this Note if:

(a)

Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure.

(b)

Maker commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 4(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof;

(e)

Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 4(b), (c) and (d);

(f)

Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(g)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

5.

Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and any and all other amounts payable hereunder, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable Law.

6.

This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

7.

Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may not assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

8.

No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

9.

Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

10.

Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York.

11.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered in the manner provided in the Purchase Agreement.

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER”

LightPath Technologies, Inc., a Delaware corporation

By:	/s/ J. James Gaynor
J. James Gaynor
Chief Executive Officer